EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 27, 2014, relating to the audited consolidated financial statements of Hamilton Investment Group, Inc. for the years ended December 31, 2013 and 2012, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Ham, Langston & Brezina LLP

Houston, Texas

November 20, 2014